MINUTES OF BONDHOLDERS MEETING

OF MADECO S.A.

SERIES B

Registration in the Securities Registry under No. 148

September 3, 1991

The Series B Bondholders Meeting of MADECO S.A. was held at 10:30 a.m. on October 28, 2002, at the company's offices located in Santiago, Chile, at Teatinos 220, 4th floor, regarding the bond indenture that is evidenced in the public deed dated June 20, 1991, modified by public deed dated January 20, 1993, both of them executed at the Santiago notarial office of Eduardo Pinto Peralta, and by public deed of April 10, 2002 executed at the notarial office of Enrique Morgan Torres, registered under No. 148 on September 13, 1991 in the Superintendency of Securities and Insurance.

The meeting was presided over by Patricio Fuentes Mechasqui, on behalf of Banco BICE, Bondholders Representative. Mr. Joaquín Izcúe Elgart, manager of Mega and Large Corporations of Banco BICE, acted as secretary, and Mr. Tiberio Dall'Olio Lenzini, general manager of the Issuer, attended the meeting on the Issuer's behalf.

Installation of the Meeting

The chairman stated that clause 18 of the indenture on Series B adjustable bearer bonds, evidenced in the public deed of June 20, 1991, modified by public deed dated January 20, 1993, both executed before the Santiago Notary Public, Eduardo Pinto Peralta, and by public deed of April 10, 2002, executed before the Santiago Notary Public, Enrique Morgan Torres, and article 124 of Law 18045, established that the meeting will be installed upon first convocation with the presence of the bondholders representing the absolute majority of voting bonds, and upon second convocation, with the presence of the bondholders that may be present. He added that there are certificates present at the meeting representing Series B Bonds in the amount of 693,000 Unidades de Fomento (U.F.), which is 100% of the current bonds of said series, as evidenced in the deed of declaration executed by the Bondholders Representative on April 2, 2002, before the Santiago Notary Public, Enrique Morgan Torres.

The chairman asked the meeting to approve the proxies representing bondholders that are not personally present. The proxies were approved.

The following Series B Bondholders were present:

Mr. Sebastián Irarrázaval Fernández, on behalf Banco BICE, for bonds in the amount of 21,000 U.F., corresponding to 21 votes;

Mr. Rodrigo Esteban González Montero, for EUROAMERICA AGT S.A., for bonds in the amount of 7,000 U.F., corresponding to 7 votes;

Mr. Gonzalo Rodolfo Duque Santis, for AFP HABITAT S.A. Type-C Pension Fund, for bonds in the amount of 10,000 U.F. corresponding to 110 votes;

Mr. Gonzalo Rodolfo Duque Santis, for AFP HABITAT S.A. Type-E Pension Fund, for bonds in the amount of 6,000 U.F. corresponding to 6 votes;

Mr. Gonzalo Rodolfo Duque Santis, for AFP HABITAT S.A. Type-A Pension Fund, for bonds in the amount of 3,000 U.F. corresponding to 3 votes;

Mr. Gonzalo Rodolfo Duque Santis, for AFP HABITAT S.A. Type-B Pension Fund, for bonds in the amount of 22,000 U.F. corresponding to 22 votes;

Mr. Gonzalo Rodolfo Duque Santis, for AFP HABITAT S.A. Type-D Pension Fund, for bonds in the amount of 19,000 U.F. corresponding to 19 votes;

Mrs. Irene María Cerón Araya, for AFP PROVIDA S.A. Type-C Pension Fund, for bonds in the amount of 150,000 U.F. corresponding to 150 votes;

Mr. José Miguel Concha Goldschmidt, for AFP SANTA MARÍA S.A. Type-C Pension Fund, for bonds in the amount of 155,000 U.F. corresponding to 155 votes;

Mr. José Miguel Concha Goldschmidt, for AFP SANTA MARÍA S.A. Type-B Pension Fund, for bonds in the amount of 1,000 U.F. corresponding to 1 vote;

Mr. José Miguel Concha Goldschmidt, for AFP SANTA MARÍA S.A. Type-D Pension Fund, for bonds in the amount of 1,000 U.F. corresponding to 1 vote;

Mr. Andrés Alberto García Lagos, for AFP SUMMA BANSANDER S.A. Type-C Pension Fund, for bonds in the amount of 107,000 U.F. corresponding to 107 votes;

Mr. Luis Guillermo Díaz Marín, for AFP MAGISTER S.A. Type-C Pension Fund, for bonds in the amount of 2,000 U.F. corresponding to 2 votes;

Mr. Yoana Villalobos Yáñez, for AFP PLANVITAL S.A. Type-C Pension Fund, for bonds in the amount of 6,000 U.F. corresponding to 6 votes;

Mr. Sergio Contreras Morosetti, for SERGIO CONTRERAS Y COMPAÑÍA LIMITADA regarding bonds in the amount of 5,000 U.F. corresponding to 5 votes;

Mr. Andrés Merio Cruz, for CELFIN GARDEWEG S.A. Corredores de Bolsa, regarding bonds in the amount of 49,000 U.F. corresponding to 49 votes;

Mr. Javier Andrés Corthon Silva, for TANNER CORREDORES DE BOLSA S.A., regarding bonds in the amount of 3,000 U.F., corresponding to 3 votes;

Mr. José Luis Contreras Estefanía, for BANCO ESTADO S.A. CORREDORES DE BOLSA, for bonds in the amount of 12,000 U.F., corresponding to 12 votes;

Mr. Alejandro Parraguez Botello, for BANCHILE CORREDORES DE BOLSA S.A., for bonds in the amount of 4,000 U.F., corresponding to 4 votes;

Mr. Cristián Gonzalo Palacios González, for LA INTERAMERICANA COMPAÑÍA DE SEGUROS DE VIDA, for bonds in the amount of 2,000 U.F., corresponding to 2 votes;

Mr. Carlos Roberto Mina Simonetti, for AFP CUPRUM S.A. Type-E Pension Fund, for bonds in the amount of 3,000 U.F., corresponding to 3 votes;

Mr. Carlos Roberto Mina Simonetti, for AFP CUPRUM S.A. Type-D Pension Fund, for bonds in the amount of 3,000 U.F., corresponding to 3 votes, and

Mr. WOLFGANG ENGLANDER MATTUTAT, pro se, for bonds in the amount of 2,000 U.F., corresponding to 2 votes.

Convocation and Prior Formalities

The Chairman asked that the minutes record reflect the fulfillment of the following formalities implemented prior to this meeting:

1. This meeting was convened by Banco BICE, as Bondholders Representative, and at the request of the Issuer, pursuant to the provisions in clause 18 of the Indenture.

2. This meeting was convened through publications of the corresponding notices in the newspaper "El Mercurio" in Santiago, on October 11, 18 and 25, 2002.

3. The Superintendency of Securities and Insurance and the corresponding stock exchanges were informed of this meeting by letter dated October 10, 2002.

4. Bondholders who have their bonds registered in the special registries of the Issuer, or those who submit a custody certificate issued by a bank, financial institution, stockbroker or securities dealer that has been registered in the aforesaid registries at least five business days in advance of October 28, 2002, are entitled to take part in this meeting.

5. Those that are present at this meeting with their own bonds or representing other bondholders shall sign the attendance list, which shall be filed in the secretary's office.

Signature of the Minutes of this Meeting

The chairman stated that the Bondholders Representative and three bondholders appointed for such purpose will sign the minutes prepared of this meeting. The Meeting proposed any three of the following four persons to sign the minutes: Carlos Roberto Mina Simonetti, on behalf of AFP CUPRUM S.A. Pension Funds; Andrés Alberto García Lagos, on behalf of AFP SUMMA BANSANDER S.A. Pension Funds, Mrs. Yoanna Villalobos Yáñez, on behalf of AFP PLANVITAL S.A. Pension Funds, and Mr. Gonzalo Rodolfo Duque Santis, on behalf of AFP HABITAT S.A. Pension Funds.

The chairman offered the floor to the general manager of the Issuer, Mr. Tiberio Dall'Olio Lenzini, who thanked the bondholders for their presence at the meeting and stated that, as it is publicly known, Madeco S.A. is in the process of a financial re-structuring, which he briefly explained. That process required unanimously approval by the bondholders of the proposals to be made by the chairman.

Purpose of the meeting

I. The chairman stated that pursuant to the convocation notice, the first item of business of this general bondholders meeting is to submit to the bondholders' consideration an amendment to clause ninth, number 1, letter i), item 5, of the Indenture, regarding Madeco's capital increase.

The chairman also stated that pursuant to clause ninth, number 1, letter i), item 5 of the Indenture, as amended by the Series B Bondholders Meeting of Madeco S.A. held on April 9, 2002, which is evidenced in the public deed dated April 10, 2002, executed before the Santiago Notarial Office of Mr. Enrique Morgan Torres, the debtor promised that at least the equivalent in pesos to sixty million dollars of the capital increase to be approved by a special shareholders meeting to be held prior to September 30, 2002 will have been contributed and paid by such date into the corporate treasury provided it has not paid the bondholders all the principal and interest on their bonds.

II. Secondly, based on the foregoing, and at the request of the Issuer, the chairman proposed that the meeting empower the Bondholders Representative to agree, together with the Issuer, on the modification of item 5 in clause ninth, number one, letter i) of the Indenture regarding the capital increase of US$60,000,000, and set a term for said increase expiring on March 31, 2003.

For this purpose, the chairman proposed that the meeting empower the Bondholders Representative to agree with the Issuer on the modification of item 5 in clause ninth, number one, letter i) of the Indenture, to read as follows:

"As of March 31, 2003, an amount in pesos equal to at least sixty million dollars of the capital increase shall have been entered and paid in cash to the corporate treasury as agreed upon at a Special Shareholders Meeting held before said date."

III. The chairman stated that pursuant to the notice of convocation, this bondholders meeting is also intended to adopt other resolutions and modifications that may be deemed convenient regarding the provisions in the Indenture on Obligations, Limitations and Prohibitions. Based on the foregoing, and at the request of the Issuer, the following modifications are submitted to the consideration of the meeting:

a) Modification of the pertinent part of letter e), in clause ninth, number one of the Indenture, in order to include that only as of the Uniform Codified Statistical Record (Ficha Estadística Codificada Uniforme - FECU) for March 31, 2003 will Madeco S.A. be required to keep the following financial ratios, measured quarterly on the figures of the individual and consolidated financial statements submitted in the manner and legal and regulatory terms: (i) the current liabilities at the individual level do not exceed twice the total equity of the issuer, and the current liabilities at the consolidated level shall not exceed twice the total equity of the issuer plus minority interest, and (ii) the total current assets (Item 5.11.00) shall not exceed total current liabilities (Item 5.21.00.00).

It was therefore proposed that the meeting empower the Bondholders Representative for this purpose so that he may agree together with the issuer on the modification of the pertinent part of letter e) in clause ninth, number one of the Indenture as follows:

"One. As of the Uniform Codified Statistical Record for March 31, 2003, the current liabilities at an individual level (items 5.21.00.00 and 5.22.00.00 according to the FECU outstanding on March 31, 2003) shall not exceed 2 times the Issuer's total equity (item 5.24.00.00 pursuant to the FECU outstanding on December 31, 2001), after deducting sureties and guarantees granted by the Issuer to guarantee third-party obligations from equity. Similarly, as of the FECU for March 31, 2003, the current liabilities at a consolidated level (items 5.21.00.00 and 5.22.00.00 according to the FECU outstanding on March 31, 2003) shall not exceed 2 times the Issuer's total equity (item 5.24.00.00 according to the FECU outstanding on March 31, 2003), plus the minority interest (item 5.23.00.00 according to the FECU outstanding on March 31, 2003), including in equity the sureties and guarantees granted by the Issuer to affiliates. Two. As of the FECU for March 31, 2003, total current assets (item 5.11.00.00) must be higher than total current liabilities (item 5.21.00.00)."

b) Modification of the pertinent part of number 3 in clause ninth, number one, letter i) of the Indenture in order for Madeco S.A., individually, while its financial re-structuring is being perfected, not to pay any amount towards its bank credits until the earlier of the receipt of the funds from the aforesaid capital increase or May 30, 2003. Any maturities in that period will be renewed or refinanced under market conditions. On a consolidated level, Madeco S.A. may, as of October 28, 2002 through the conclusion of the financial restructuring, pay bank credits for a maximum of US$4,000,000, excluding the payments that may be made in Argentine subsidiaries, provided it is with the proceeds of the sale of the assets of Argentine subsidiaries. Moreover, any payment that Madeco S.A. decides to make to the bondholders using funds from the capital increase will be conditioned to a capitalization of the bonds by the bondholders in the aggregate on account of said capital increase for at least 80% of the payment.

For such purpose, the Chairman proposed that the Meeting authorize the bondholders representative to agree with the issuer on the amendment of the pertinent part of number three of letter i) of number One of clause ninth of the indenture agreement, which will thereafter read as follows:

"The amortization of bank credits or credit rescheduling obtained as a result of the financial re-structuring shall begin no earlier than January 1, 2005, and the maximum payment against the bank loans of MADECO individually will be the amount contributed in cash under the capital increase agreed upon for that purpose at a Special Shareholders Meeting. While its financial re-structuring is being perfected, Madeco S.A., individually, shall not pay any amount towards its bank credits until the earlier of the receipt of the funds from the aforesaid capital increase or May 30, 2003. Any maturities in that period will be renewed or refinanced under market conditions. On a consolidated level, Madeco S.A. may, as of October 28, 2002 through the conclusion of the financial restructuring, pay bank credits for a maximum of US$4,000,000, excluding the payments that may be made in Argentine subsidiaries, provided it is with the proceeds of the sale of the assets of Argentine subsidiaries. Moreover, any payment that Madeco S.A. decides to make to the bondholders using funds from the capital increase will be conditioned to a capitalization of the bonds by the bondholders in the aggregate on account of said capital increase for at least 80% of the payment."

IV. Lastly, the Chairman moved that the meeting, at the Issuer's request, empower the bondholders representative to introduce the following clause in the deed of amendment of the indenture agreement:

"It is stipulated that pursuant to the resolutions adopted at the bondholders meeting referred to in clause second hereof, the modifications to the indenture agreement shall take effect retroactively as of September 30, 2002 and form an integral part of the Indenture executed to public deed on June 20, 1991, as amended by public deed on January 20, 1993, both executed in the Santiago Notarial Office of Mr. Eduardo Pinto Peralta; and by public deed dated April 10, 2002, executed in the Santiago Notarial Office of Mr. Enrique Morgan Torres."

V. The Chairman said that all motions regarding the indenture agreement will be voted on collectively.

The Chairman explained that voting will be out loud, in the order of the attendance list. He said that the bondholders approving the motions should say APPROVE and those rejecting them should say DISAPPROVE.

The votes were then cast.

The Chairman informed the Meeting that a total of 693,000 Unidades de Fomento, representing all of the Series B bonds and corresponding to 693 votes (one vote per 1,000 Unidades de Fomento, as stipulated in the indenture agreement, including the specific approval of each and every one of the Pension Fund Managers present) voted in favor of the motions. The Chairman said that Banco Bice, as the holder present at this meeting, stipulated for the record that it approved these amendments in the name and for account of third parties. The Chairman added that the proposed amendments to the Series B Bond Indenture Agreement of Madeco S.A. were deemed approved.

Complementary Resolutions

The Chairman moved that the meeting approve the minutes of this meeting upon signature by the bondholders representative and three designated bondholders.

The Chairman also proposed that in order to consummate the amendments to the indenture agreement approved at this meeting, the meeting authorize and empower the bondholders representative, Banco Bice, to execute the minutes of this meeting to public deed and appear with the Issuer to execute and sign the pertinent public deed of amendment of the respective indenture agreement so as to reflect in full the meaning of the resolutions of this meeting; and to accept the eventual requirements of the Superintendency of Securities and Insurance and include them in the respective deed of amendment.

Lastly, the chairman proposed that the meeting empower the bearer of a notarized copy of the public deed of amendment of the indenture agreement extended by the Issuer and the bondholders representative to request the recordation of the contents thereof at the margin of the original public deeds dated June 20, 1991 and January 20, 1993, executed before Mr. Eduardo Pinto Peralta, Notary of Santiago, and dated April 10, 2002, executed before Mr. Enrique Morgan Torres, Notary of Santiago, which set down the issuance of the Series B bonds of Madeco S.A.

The votes were then cast on the complementary resolutions.

The Chairman informed the Meeting that a total of 693,000 Unidades de Fomento, representing all of the Series B bonds and corresponding to 693 votes (one vote per 1,000 Unidades de Fomento, as stipulated in the indenture agreement, including the specific approval of each and every one of the Pension Fund Managers present) voted in favor of the motions. The Chairman added that the proposed complementary amendments to the Series B Bond Indenture Agreement of Madeco S.A. were deemed approved.

As the purpose of the convocation had been fulfilled, the Chairman adjourned the meeting and thanked the bondholders for their attendance.

Patricio Fuentes Mechasqui

Banco Bice